Appendix 1

Paris, April 5, 2018

Vivendi announces Board candidates for Telecom Italia

Vivendi today announced its proposed list of candidates to renew the Telecom Italia Board of Directors. The list will be tabled to a vote of Telecom Italia shareholders at an ordinary Shareholders’ meeting on May 4, 2018.

The list of ten candidates is led by Amos Genish, Chief Executive Officer of TIM. Amos Genish has the full support of Vivendi for the execution of the 2018-2020 industrial plan presented and unanimously adopted by the Board. Arnaud de Puyfontaine, second on the list, is proposed to serve as non-executive Chairman. Franco Bernabè will be proposed as Vice Chairman in charge of security as previously announced on March 22, 2018.

The ten candidates proposed by Vivendi are: Amos Genish, Arnaud de Puyfontaine, Franco Bernabè, Marella Moretti, Frédéric Crépin, Michele Valensise, Giuseppina Capaldo, Anna Jones, Camilla Antonini, and Stéphane Roussel. It includes five candidates (Mrs. Moretti, Capaldo, Jones, Antonini, and Mr. Valensise) who are fully independent under the terms of the relevant Italian corporate governance regulations.

“The work accomplished over the recent period in Telecom Italia has already shown signs of bearing fruit with the Q4 2017 earnings showing the best results in the last ten years.

Vivendi is today presenting a new slate of candidates for the Board of Telecom Italia which is uniquely qualified to take the company forward under the leadership of Amos Genish who has already demonstrated his strengths as a CEO since his appointment late September 2017.

We will give all the necessary support to Amos Genish and the management team in their efforts to deliver on the Digitim strategy and put the business on a firm industrial and financial footing.

In putting forward this list, we have listened carefully to the views of shareholders and other key stakeholders. We have made changes to strengthen the technical competence of the Board as well as drawing on a wider range of expertise and opinions.

We are confident that all shareholders will support the new Board, the management and the strategy,” stated Arnaud de Puyfontaine, Chief Executive Officer of Vivendi.

About Vivendi

Vivendi is an integrated content, media and communications group. The company operates businesses throughout the value chain, from talent discovery to the creation, production and distribution of content. Universal Music Group is the world leader in music, engaged in recorded music, music publishing and merchandising. It owns more than 50 labels covering all music genres. Canal+ Group is the leading pay-TV operator in France, also engaged in Africa, Poland, Vietnam and Myanmar. Its subsidiary Studiocanal is the leading European player in production, sales and distribution of movies and TV series. Havas Group is one of the world’s largest global communications group. It is organized in three main business segments covering all the communications disciplines: creativity, media expertise and healthcare/wellness. Gameloft is a worldwide leader in mobile games, with 2 million games downloaded per day. Vivendi Village brings together the Paddington brand’s licensing activities, Vivendi Ticketing (in the United Kingdom, the United States and France), MyBestPro (expert counseling), the venues L’Olympia and Theâtre de L‘Œuvre in Paris, and CanalOlympia in Africa, as well as Olympia Production. With 300 million unique users per month, Dailymotion is one of the biggest video content aggregation and distribution platforms in the world. www.vivendi.com, www.cultureswithvivendi.com

Pictures available on request

AMOS GENISH

Israeli citizen.

Business address

Telecom Italia - Corso D’Italia, 41 - 00198 Rome (Italy).

EXPERTISE AND EXPERIENCE

Amos Genish was born in Hadera (Israel) in 1960.

A graduate from the Tel Aviv University, where he obtained a B.A. in Economics and Accounting, Mr. Genish started his career in 1986 in one of the largest accounting firms in Israel (currently KMPG Israel), where he was involved in the audit and tax work of large holding companies.

In 1989, he joined as CFO the young start-up Edunetics ltd., which developed comprehensive curriculum multimedia-based systems, mostly for the US school market. In 1992, he jointly led with the CEO the IPO of the company on Nasdaq, before being appointed CEO of Edunetics in 1995.

Mr. Genish then co-founded GVT, an innovative and fast-growing telecom (and later-on also pay TV) operator. He managed the initial fund raising to start the activities of the company and support the launch of services in Chile, Peru and Colombia.

As GVT’s CEO since 1999, he led the company’s successful bid for the “mirror” license of region 2 in Brazil and then its IPO on the Brazilian stock exchange in 2007. In 2009, he negotiated the sale of GVT to Vivendi and in 2014, together with Vivendi’s management, he led the negotiations of its sale to Telefónica, for an amount of €7.45 bn.

Until the end of 2016, Amos Genish was CEO of Telefonica Brasil (Vivo). While in office, Telefonica Brasil outperformed the Brazilian telecom market in revenue and EBITDA growth, as well as in total shareholder returns.

Recently, from the beginning of 2017 to July 2017, he held the position of Chief Convergence Officer at Vivendi, in charge of overseeing the Group’s convergence strategy between content, platforms and distribution.

Since September 28, 2017, Amos Genish has been Chief Executive Officer and General Manager of Telecom Italia.

He is also a member of the Board of Representatives of Vevo - the leading international music video hosting company co-owned by Universal Music Group, Sony Music Entertainment, Google and Abu Dhabi Media Company - and a member of the Board of Itaù Unibanco Holding Sa, the largest Brazilian publicly listed bank.

In 2016, Amos Genish was ranked as Latin America’s best CEO in the Technology, Media and Telecommunications industry by Institutional Investor.

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ARNAUD ROY DE PUYFONTAINE

French citizen.

Business addresses

Vivendi - 42, avenue de Friedland - 75008 Paris - France.

Telecom Italia - Corso D’Italia, 41 - 00198 Rome (Italy).

EXPERTISE AND EXPERIENCE

Mr. Arnaud de Puyfontaine was born on April 26, 1964 in Paris, France, and is a graduate of the ESCP (1988), the Multimedia Institute (1992) and Harvard Business School (2000).

In 1989, he started his career as a consultant at Arthur Andersen and then worked as a project manager at Rhône-Poulenc Pharma in Indonesia.

In 1990, he joined Figaro as Deputy Director.

In 1995, as a member of the founding team of the Emap group in France, he headed Télé Poche and Studio Magazine, managed the acquisition of Télé Star and Télé Star Jeux, and started up the Emap Star Division, before becoming Chief Executive Officer of Emap France in 1998.

In 1999, he was appointed Chairman and Chief Executive Officer of Emap France, and, in 2000, joined the Executive Board of Emap Plc. He led several M&A deals, and concomitantly, from 2000 to 2005, served as Chairman of EMW, the Emap/Wanadoo digital subsidiary.

In August 2006, he was appointed Chairman and Chief Executive Officer of Editions Mondadori France. In June 2007, he became General Head of all digital business for the Mondadori group.

In April 2009, Mr. de Puyfontaine joined the Hearst media group as Chief Executive Officer of its UK subsidiary, Hearst UK. In 2011, on behalf of the Hearst group, he led the acquisition of 102 magazines from the Lagardère group published abroad, and, in June 2011, was appointed Executive Vice President of Hearst Magazines International.

In May 2012, he joined the Board of Directors of Schibsted. Then, in August 2013, he was appointed Managing Director of Western Europe. He was Chairman of ESCP Europe Alumni.

From January to June, 2014, Mr. de Puyfontaine was a member of Vivendi’s Management Board and Senior Executive Vice President in charge of its media and content operations. Since June 24, 2014, he has been CEO and Chairman of the Management Board of Vivendi.

Since December 15, 2015, he has been a member of the Board of Directors of Telecom Italia. On April 27, 2016, he was appointed Deputy Chairman and, on June 1, 2017, he became Executive Chairman of Telecom Italia (**), where he is also a member of the Strategic Committee (**).

POSITIONS CURRENTLY HELD WITHIN THE VIVENDI GROUP

•	Vivendi, CEO and Chairman of the Management Board

•	Universal Music France (SAS), Chairman of the Supervisory Board

•	Canal+ Group, Member of the Supervisory Board

OTHER POSITIONS AND FUNCTIONS

•	Telecom Italia S.p.A. (*), Executive Chairman and member of the Strategic Committee (**)

•	Gloo Networks plc (*), Non-Executive Chairman

•	Schibsted Media group, Independent Director

•	Innit, member of the Advisory Committee

•	French-American Foundation, Chairman

(*)	Listed companies.

(**)	On March 22, 2018, Mr. de Puyfontaine resigned from his position at Telecom Italia, effective as of April 24, 2018, before Telecom Italia’s shareholders meeting.

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FRANCO BERNABÈ

Italian citizen.

Business address

FB Group - Via San Nicola da Tolentino 5 - 00187 Rome (Italy).

EXPERTISE AND EXPERIENCE

Franco Bernabè was born in Vipiteno (Bozen) on September 18, 1948.

After earning his degree with honors in Economics and Political Science at the University of Turin in 1973, Mr. Bernabè worked for two years as a post-graduate fellow at the Einaudi Foundation, and then as Senior Economist at the OECD Department of Economics and Statistics in Paris.

From 1978 to 1983, Mr. Bernabè worked at the Planning Department of FIAT as Chief Economist.

In 1983, he joined ENI as deputy to the Chairman and subsequently became the head of Corporate Planning, Financial Control and Corporate Development; from 1992 to 1998, Mr. Bernabè was CEO of ENI. During his two terms, he achieved the turnaround of the company and its successful privatization, making ENI one of the largest oil companies by market capitalization worldwide.

In November 1998, Mr. Bernabè became CEO of Telecom Italia, a position he retained until May 1999.

At the end of 1999, he founded FB Group, an investment company active in the areas of financial advisory, ICT and renewable energy. In 2004, following the contribution of the financial advisory activities of FB Group to Rothschild S.p.A., he was appointed Vice Chairman of Rothschild Europe.

In 2008, he moved back to Telecom Italia, where he served as Chief Executive Officer until 2010 and Executive Chairman during the following three years.

In 2015, he was appointed Chairman of CartaSi and Vice Chairman of the Istituto Centrale delle Banche Popolari Italiane (ICBPI), where he then became Chairman in 2016. ICBPI has since changed its name to Nexi S.p.A.

The same year, he became Chairman of the Italian Commission of UNESCO, which aims at enhancing the promotion and implementation of the UNESCO programs in Italy.

On May 4, 2017, Mr. Bernabè was appointed Director of Telecom Italia. Since March 22, 2018, he has been Deputy Chairman of Telecom Italia, where he also serves as member of the Strategic Committee. He is also in charge of the Security Department and the activities and assets of Telecom Italia that are important for defense and national security.

In the past, Mr. Bernabè also held various offices, among which: Chairman of GSMA, the International organization of mobile operators, member of the Board of directors of PetroChina (where he also served as Chairman of the Audit Committee), member of the European Roundtable of Industrialists, member of the International Council of JP Morgan, member of the Managing Board of Assonime and Assolombarda, member of the Managing Board and Executive Committee of Confindustria, member of the Board of directors of Fiat, Tiscali, Pininfarina, Poste Olandesi (TPG), Institut Français du Pétrole (IFP) and Chairman of the Observatoire Méditerranéen de l’Energie (OME). He was also a member of the International Advisory Board of Credit Suisse, of the Advisory Board of the Council on Foreign Relations and of the Perez Center for Peace, founded by Shimon Perez.

He also occupied various public positions: in 1999, he was appointed by the Prime Minister as special representative of the Italian government for the reconstruction of Kosovo; from 2001 to 2003, he was Chairman of La Biennale di Venezia and between 2004 and 2014, he was the Chairman of Mart of Trento and Rovereto.

In 2011, Mr. Bernabè was knighted by the President of the Italian Republic.

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POSITIONS AND FUNCTIONS

•	Nexi S.p.A., Chairman of the Board of directors

•	Nexi Payments S.p.A., Member of the Board of directors

•	FB Group, Chairman

•	UNESCO, Chairman of the Italian Commission

•	Fondazione La Quadriennale di Roma, Chairman

MARELLA MORETTI

Italian citizen.

Business address

Fiat Chrysler Finance et Services - Paris

EXPERTISE AND EXPERIENCE

Marella Moretti was born in Turin, Italy, on November 4, 1965. She is a graduate of the “Amministrazione Aziendale” Business School of the University of Turin, where she specialized in Finance.

Since 2005, she has been Chief Financial Officer of Fiat Chrysler Finance et Services in Paris.

Ms. Moretti also currently holds other positions within the Fiat Chrysler Automobiles and CNH Industrial groups in France.

Since 2009, she has been Managing Director (Directeur General delegué) and Board member of CNH Industrial Financial Services, the captive finance company for CNH Industrial in Europe region, regulated by the French Central Bank Authority ACPR.

Since 2011, she has been Chief Executive Officer and Board member of CNH Industrial Finance France.

Since 2011, she has served as a member of the Board of Directors of Fiat Chrysler Finance Europe.

She started her career in 1988 as International Corporate Finance Analyst at Fiat SpA in Italy. From 1991 to 1996, she worked as head of Financial Planning and Control at Fiat France, in Paris. Ms. Moretti then went on to hold several successive positions at Fiat France: Head of Corporate Finance (1996-1998); Deputy Chief Financial Officer (1998-1999) and Chief Financial Officer (2000-2005).

From 2011 to 2014, she also served as an independent member of the Supervisory Board and of the Audit Committee of Unibail-Rodamco, Europe’s leading commercial property company, listed on the Paris Stock Exchange (CAC 40 and Euro Stoxx 50 indices).

On May 4, 2017, Ms. Moretti was appointed indipendent Director of Telecom Italia SpA (*), where she also serves as member of the Control and Risk Committee (*).

She is a member of MEDEF Europe commission (French employers’ confederation), of the NGO Care France and of the Women Corporate Directors organization (international chapter).

(*) On March 22, 2018, Ms. Moretti resigned from her position at Telecom Italia, effective as of April 24, 2018, before Telecom Italia’s shareholders meeting

FRÉDÉRIC CRÉPIN

French citizen.

Business address

Vivendi - 42, avenue de Friedland - 75008 Paris - France.

EXPERTISE AND EXPERIENCE

Frédéric Crépin was born on December 25, 1969. He is a graduate of the Institut d’Études Politiques de Paris (Sciences-Po), and holds a master’s degree in European business law from the Université Panthéon-Assas (Paris II), a master’s degree in labor and employment law from the Université Paris Ouest Nanterre La Défense (Paris X Nanterre), and an LLM degree (Master of Laws) from New York University School of Law.

Admitted to the bars of both Paris and New York, Mr. Crépin began his career working as an attorney at several law firms. From 1995 to 1998, he was an attorney at Siméon & Associés in Paris and then, from 1999 to 2000, he was an associate at Weil Gotshal & Manges LLP in New York.

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From July 2000 to August 2005, Mr. Crépin served as a Special Advisor to the General Counsel and as a member of the legal department of Vivendi Universal before being appointed Senior Vice President and Head of the legal department of Vivendi in August 2005. In June 2014, he was named General Counsel and Company Secretary of the Vivendi group. In September 2015, he became General Counsel of Canal+ Group.

He was appointed to the Vivendi Management Board on November 10, 2015.

On May 4, 2017, Mr. Crépin was appointed Director of Telecom Italia (**), where he is also a member of the Nomination and Remuneration Committee and the Strategic Committee (**).

CURRENT POSITIONS WITHIN THE VIVENDI GROUP

•	Vivendi, Member of the Management Board

•	Groupe Canal+, Member of the Supervisory Board

•	Société d’édition de Canal+, permanent representative of Groupe Canal+ on the Supervisory Board

•	Universal Music France (SAS), Member of the Supervisory Board

•	Gameloft, Director

•	Dailymotion, Director

•	MyBestPro (formerly Wengo), Director

•	Canal Olympia, Director

•	L’Olympia (SAS), Director

•	SIG 116 SAS, Chairman

•	SIG 119 SAS, Chairman

•	SIG 120 SAS, Chairman

•	Vivendi Holding I LLC. (United States), Director

OTHER POSITIONS AND FUNCTIONS

•	Telecom Italia S.p.A. (*), Director and member of the Nomination and Remuneration Committee and the Strategic Committee (**)

(*)	Listed companies.
(**)	On March 22, 2018, Mr. Crépin resigned from his position at Telecom Italia, effective as of April 24, 2018, before Telecom Italia’s shareholders meeting.

MICHELE VALENSISE

Italian citizen.

Business address

Astaldi S.p.A. - Via Giulio Vincenzo Bona 65, 00156 Rome, Italy

EXPERTISE AND EXPERIENCE

Ambassador Michele Valensise joined the diplomatic service in 1975, starting his career at the department of economic affairs of the Ministry of Foreign Affairs. In 1978, he served at the Italian Embassy in Brasilia, as head of the economic and press section. In 1981, he was transferred to the Italian Embassy in Bonn, where he dealt with European political cooperation. From 1984 to 1987, during the Lebanese civil war, he was Deputy Head of Mission at the Italian Embassy in Beirut.

From 1987 to 1991, Mr. Valensise was Head of Cabinet of Under-Secretary Susanna Agnelli in Rome. From 1991 to 1997, at the Italian Permanent Representation to the European Union in Brussels, he was responsible for the relations with Mediterranean and Balkan countries. At the beginning of 1997, he was assigned to Sarajevo as Italian Ambassador to Bosnia-Hercegovina, immediately after the end of the war and the deployment of the Multinational Force.

Again in Rome, in 1999, he headed the Office for the relations with the Parliament and then was Chief of Staff of Minister Lamberto Dini. From 2001 to 2004, he was the Head of the Press Service and Spokesman of the Minister of Foreign Affairs. From 2004 to 2009, he was Ambassador to Brazil, before moving to Berlin as Ambassador of Italy in Germany.

From July 2012 to March 2016 he was Secretary-General of the Farnesina. Since April 2016, he has been Vice Chairman of Astaldi S.p.A.

In 2017, he was nominated by the Italian government and then elected President of the Italian-German Centre for European Excellence Villa Vigoni.

He is an editorialist of the Italian newspaper “La Stampa”.

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GIUSEPPINA CAPALDO

Italian citizen.

Business address

Sapienza - Università di Roma - Piazzale Aldo Moro, 5, 00185 Rome (Italy).

EXPERTISE AND EXPERIENCE

Ms. Capaldo was born in Rome on May 22, 1969.

She is a graduate of “La Sapienza” University of Rome, where she obtained a degree in Economics and a degree in Law. Ms. Capaldo has been a licensed certified public accountant since 1992 and has been listed in the Register of Independent Auditors since 1999. She was also qualified to practice law in Italy in 2003.

From 2004 to 2007, she worked at the law firm Macchi di Cellere Gangemi, where she specialized in Banking and Finance, Corporate Law and Mergers and Acquisitions.

In 1996, she joined “La Sapienza” University of Rome, first as a researcher, then as Associated Professor, and since 2006, Ms. Capaldo has been Full Professor of Private Law and Financial Market Law. She successively held the positions of Director of PhD “Contract Law and Business” (2007-2011), Head of Department of “Law and Business” (2007-2013), Director of LL.M. “Financial Markets Law” (2009-2014) and Deputy Rector for Strategic Planning (2008-2014).

Since 2014, Ms. Capaldo also serves as Deputy Rector for Resource Planning and Assets at “La Sapienza” University of Rome.

She has also been an independent member of the Board of Directors of Salini Impregilo S.p.A. since 2012, Ferrari N.V. since 2015, and Banca Monte dei Paschi S.p.A. since 2017.

Previously, Ms. Capaldo was an independent member of the Board of Directors of Exor S.p.A. from 2012 to 2015 and Credito Fondiario S.p.A. from 2014 to 2017. She was also a member of the Board of Directors of Ariscom S.p.A. (an Italian insurance company) from 2012 to 2015 and A.D.I.R.—Assicurazioni di Roma from 2006 to 2010.

Ms. Capaldo authored several publications in the areas of contract law, insurance law, financial law and market legal theory.

ANNA JONES

British citizen.

Business address

AllBright - 4 Winsley St, Fitzrovia, London W1W 8HF, United Kingdom.

EXPERTISE AND EXPERIENCE

Anna Jones was born in Harrogate on March 27, 1975. She holds a degree in International Business Management from the University of Newcastle Upon Tyne (United Kingdom), and is a graduate of the Ecole Supérieure de commerce of Marseille (France).

Ms. Jones began her career in 1997 as an Account Executive at Ketchum, a global public relations agency. In 1999, she became an International Product Manager at Acclaim UK, a video games publisher. From 2000 to 2005, she served as a Marketing Manager at Emap, one of the largest and most diversified publishers in the UK at that time.

In 2005, she joined Hachette Filipacchi UK Ltd as Marketing Director, before being appointed Digital and Strategy Director and a member of the Board of Directors of Hachette Filipacchi UK in 2008.

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In 2011, following Hearst Corp.’s acquisition of Hachette Filipacchi Media, Ms. Jones was appointed Chief Operating Officer of Hearst Magazines UK, working to integrate the Hachette and Hearst businesses in order to transform the company into a modern, brand and digital-centric, diversified media company. In this position, she had oversight over all publishing directors and editors, the marketing department and brand P&L’s.

From 2014 to February 2017, she served as Chief Executive Officer of Hearst Magazines UK, as well as the Chairman of Comag, the U.K.’s most innovative third-party marketing and distribution company for newsstand products.

Then, in October 2016, she co-founded the AllBright Group, a ground-breaking funding, education and support network designed to help working women in the UK thrive. The group comprises a private members club, Academy and VC fund.

On May 4, 2017, she was appointed Director of Telecom Italia (*), where she also serves as Chairman of the Nomination and Remuneration Committee (*).

She is also a member of the Board of Directors of the Creative Industries Federation (a national membership organisation for the public arts, cultural education and creative industries), where she sits on the Nomination Committee.

(*)	On March 22, 2018, Ms. Jones resigned from her position at Telecom Italia, effective as of April 24, 2018, before Telecom Italia’s shareholders meeting.

CAMILLA ANTONINI

Italian citizen.

Business address

Play Bac Presse, 14 bis rue des Minimes 75003 Paris, France.

EXPERTISE AND EXPERIENCE

Camilla Antonini was born in Rome, Italy on May 19, 1966.

She holds a Law degree from the University of La Sapienza (Rome, Italy).

From 1994 to 1998, she worked at the Enrico Navarra Gallery in Paris. She was notably in charge of the English version of the Marc Chagall conference during the 1994 “Le French May” art festival for the inauguration of the Chagall exhibition organized by the gallery in Hong Kong.

Since 2012, she has been working as a business reporter for L’ÉCO (Play Bac Presse), a prize-winning economic weekly newspaper aimed at young adults. Each week, Mrs. Antonini interviews a high-profile person about his or her professional career.

As a writer, she contributed to the Arrigo Cipriani books L’ltalie simplissime (published in Paris in 2008) and Simply Italian (published in New York in 2013). She also translates books (among them, a translation from Tree Shaker. The story of Nelson Mandela, by Bill Keller, The New York Times, 2008) and has worked on various art catalogs and DVDs.

On May 4, 2017, she was appointed Director of Telecom Italia (*), where she also serves as member of the Control and Risk Committee (*).

She is a founding member of the Clara Literary Prize jury, a short story competition open to young people under the age of 17.

(*)	On March 22, 2018, Ms. Antonini resigned from her position at Telecom Italia, effective as of April 24, 2018, before Telecom Italia’s shareholders meeting.

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STÉPHANE ROUSSEL

French citizen.

Business address

Vivendi - 42, avenue de Friedland - 75008 Paris - France.

EXPERTISE AND EXPERIENCE

Stéphane Roussel was born on October 12, 1961, and is a graduate of the École des Psychologues Praticiens de Paris.

He began his career working for the Xerox group from 1985 to 1997.

From 1997 to 2004, he held positions within the Carrefour group. He was first appointed Director of Human Resources for hypermarkets in France, before becoming Director of Human Resources Development for international business and then Director of Human Resources France for the entire Carrefour group.

Stéphane Roussel joined the Vivendi group in 2004. He first held several management functions at SFR, before being appointed Chief Executive Officer of the French telecom operator in June 2012, a position he occupied until May 2013, when it was decided to split the company from the rest of the group.

Stéphane Roussel was appointed to the Vivendi Management Board on June 24, 2014. Since November 2015, he has been Vivendi’s Chief Operating Officer, after serving as its Senior Executive Vice President, Development and Organization since October 2014. Since June 2016, he has been Chairman and Chief Executive Officer of Gameloft SE.

From December 15, 2015 to May 4, 2017, Stéphane Roussel was Director at Telecom Italia.

CURRENT POSITIONS WITHIN THE VIVENDI GROUP

•	Vivendi (*), Member of the Management Board

•	Gameloft SE, Chairman and Chief Executive Officer

•	Groupe Canal+, Member of the Supervisory Board

•	Dailymotion, Director

•	Universal Music France (SAS), Member of the Supervisory Board

•	Banijay Group Holding (SAS), Member of the Supervisory Committee

OTHER POSITIONS AND FUNCTIONS

•	IMS, Director

•	Groupe Fnac (*), permanent representative of Vivendi on the Board of Directors

(*)	Listed companies.

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